EXHIBIT 99.1

LegacyTexas Financial Group, Inc.
July 18, 2018, at 9:00 AM Eastern

LegacyTexas Financial Group, Inc.
Second Quarter 2018 Earnings Call
July 18, 2018 at 9:00 AM Eastern

CORPORATE PARTICIPANTS
Scott Almy, Executive Vice President, Chief Operations Officer, Chief Risk Officer, General Counsel
Kevin Hanigan, President and Chief Executive Officer
Mays Davenport, Executive Vice President, Chief Financial Officer

PRESENTATION

Operator
Welcome to the LegacyTexas Financial Group Inc. Q2 2018 Earnings Call and Webcast. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today’s presentation there will be an opportunity to ask questions. To ask a question you may press star (*) then one (1) on your touchtone phone. To withdraw your question please press star (*) then two (2). Please note that today's event is being recorded.

And now, I would like to turn the conference over to Scott Almy, Executive Vice President and COO. Mr. Almy, please go ahead.

Scott Almy
Thanks, Keith. Good morning everyone and welcome to the call. Before getting started, I'd like to remind you that this presentation may include forward-looking statements. Those statements are subject to risks and uncertainties that could cause actual and anticipated results to differ. The Company undertakes no obligation to publicly revise any forward-looking statement. At this time, if you're logged into our webcast, please refer to the slide presentation available online, including our Safe Harbor statement on Slide 2. For those of you joining by phone, please note that the Safe Harbor statement and presentation are available on our website at legacytexasfinancialgroup.com. All comments made during today's call are subject to that Safe Harbor statement. I'm joined this morning by LegacyTexas' President and CEO Kevin Hanigan and Chief Financial Officer Mays Davenport. After the presentation, we'll be happy to address questions that you may have as time permits.

With that, I'll turn it over to Kevin.

Kevin Hanigan
Thanks Scott, and thank you all for joining us on the call this morning. I will make some general comments on the quarter and cover the first few pages of the slide deck before turning the call over to Mays. After he completes his prepared remarks, we'll open up the call and entertain your questions. During the quarter, we took the opportunity to put the healthcare and oil and gas credit issues behind us, which elevated our loan losses and provisioning. Outside of this credit cleanup, we continued to grow revenue, expand margin, and control our expenses. Based on the actions we took during the quarter, we believe we have put the Company in a position to perform at the top quartile or better in terms of NIM, ROA, ROE, and efficiency ratio.

With that as a backdrop, let's turn to Page 4 of the slide deck. Our net income for the quarter totaled $27.8 million, yielding both GAAP and core EPS of $0.59. As we suggested on the first quarter call, our efficiency ratio improved to an all-time best 44.4%. Loans grew $102 million for the quarter, despite our electing to exit $92 million of loans, which included $83 million of energy-related shared national credits. Despite the elevated charge-offs and related provisionings to clean up the last of the healthcare and energy credits, we were still able to produce a very respectable ROA of 1.24%. I think this speaks well to the earnings capacity of our Company. Nonperforming loans declined by $30.2 million for the quarter and now total only $19.6 million or 0.29% of gross loans held for investments. Additionally, total classified loans dropped $40.6 million from the Q1 totals. More on our credit statistics later. We closed Q2 with TCE to total assets of 9.07%, and Tier 1 risk-based common stood at 9.78%.

Turning to Slide 5, I would highlight that loans were up 1.6% on a linked quarter basis and 8.1% over the second quarter of last year. As a reminder, we have elected to sell off or not renew $148 million of shared national credits in our energy book in the first 6 months of 2018. Noninterest-bearing deposits continue to grow, and they were up 2.4% on a linked quarter basis and up 13% over last year. Importantly, our net interest margin expanded 8 basis points in Q2 to an all-time high of 3.93%. Slide 6 shows the impressive growth of our loan portfolio and highlights the major components of the portfolio. CRE represents about 45% of the loan portfolio, followed by C&I at 23.5%, consumer real estate, which is at 19.2%; energy at 7.3%, and construction and development, which is mostly loans to homebuilders is just 4% of the portfolio. Slides 7 and 8 cover our energy lending portfolio, which totals $515 million, down $31.8 million from Q1. On Slide 8, the pie chart shows we've continued to reduce the amount of shared national credit exposures led by other banks. The energy portfolio, which at one point was about 50% SNCs purchased, is now down to only 6% of the portfolio.

Slide 9, our new slide on asset quality, will be the last slide I cover before turning the call over to Mays. Slide 9 shows the tremendous progress we have made on cleaning up our nonperforming assets, most notably in the energy and healthcare portfolios. The chart also shows that our core portfolios outside of energy and healthcare have remained very solid in terms of credit quality. The process of cleaning up the energy and healthcare portfolio has been painful and occasionally embarrassing. But NPAs to total assets now stands at 29 basis points, placing us in the top decile when compared to the banks in the KRX index. Finally, while not depicted on this chart, our allowance for loan losses divided by our nonperforming loans now stands at a very healthy 328.6%.

With that, let me turn the call over to Mays.

Mays Davenport
Thanks, Kevin. I'll start on Page 10, where you'll see we continue to reposition our deposit base away from high-beta correspondent deposits to low-beta core deposits. While total deposits decreased $73.1 million during the quarter, noninterest-bearing deposits grew $40.3 million or 2.4% for the quarter, and $198.5 million or 13% year-over-year, ending Q2 at 25% of total deposits. The changes we've made to the deposit mix year-to-date have meaningfully increased the bank's asset sensitivity and preparedness for continued rate hikes. Our cost of deposits, including noninterest-bearing demand deposits, increased to 80 basis points in 2018, up from 64 basis points in 2017. Slide 11 shows net interest income for the first quarter of $83.9 million, an increase of $5.3 million or 6.8% linked quarter and $8.2 million or 10.8% higher than the second quarter of 2017.

Q2 2018 net interest income was positively impacted by a $313 million increase in average earning assets as well as an 8 basis-point improvement in NIM. Net interest margin was 393 compared to 385 linked quarter and 377 for the same quarter last year. Slide 12 depicts our continued disciplined expense management and reduction of expenses from Q1 to a more normal run rate of $42.2 million for the quarter. As Kevin mentioned earlier, we had a record low core efficiency ratio of 44.4% as compared to 48.4% linked quarter and 45% for Q2 2017. We actually reduced our total FTE from 862 this time last year to 847. We continue to rationalize every dollar spent and review all branch locations looking for opportunities to downsize or eliminate where possible. Slide 13 shows the strengthening of our capital position at June 30, 2018. I will highlight here that our Basel III Tier 1 common ratio is estimated at 9.8%. We ended the quarter with 9.1% TCE to total assets and a 9.6% Tier 1 leverage ratio.

Operator, with that being the conclusion of our prepared remarks, let's go ahead and open up the line for questions.

QUESTIONS AND ANSWERS

Operator
Yes, thank you. We will now begin the question-and-answer session. To ask a question you may press star (*) then one (1) on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your questions please press star (*) then two (2). At this time, we will pause momentarily to assemble the roster. And this morning's first question comes from Michael Rose with Raymond James.

Michael Rose
Hey, good morning guys. How are you?

Kevin Hanigan
Good morning Michael.

Michael Rose
All right, so obviously a big drop in criticized and classifieds and nonperforming, but the focus is still going to be here for, I think, the next couple of quarters. We did see an uptick in criticized CRE balances. Any sort of color there that you can provide? And you've talked about a early warning systems put into place to identify problem loans before they become problems. Can you just give us an update on that? Thanks.

Kevin Hanigan
Yeah, Mike, first let me talk about the early warning system. Since DFAST for us and not crossing $10 billion has all been pushed back a bit with regulatory reform, we took our DFAST team and had them develop an early warning system to really catch deals that are off underwriting plan. So, if it was a real estate deal, we're looking at deals that might be off underwriting plan by 5% or more C&I deals to EBITDA of 5% or more. This is really designed to catch credits that might have a very early slip relative to what we had in our underwriting models, but way, way before they bust a covenant, if you will. And by that, I mean a typical covenant in any kind of deal might be a 130 debt service coverage ratio before you’ve broken the covenant. A deal might have a [unintelligible] times debt service coverage ratio.

So, if 2 drops to 190, we want to catch it there. In the past, account officers would catch that and probably have a conversation with the client about it and come away with a positive feeling and not mention it to the executive team. This system is designed to highlight those things to myself and Mays and the members of our loan committee, so we get the earliest warning system on those. In that process, and that process started with our real estate group which has been, obviously, many of you know, our best asset class in terms of nonperformers for a very long period of time. We did identify two credits in that portfolio that we thought we should exit early. We were prepared, Michael, to exit both of those early. We sold one of them off, it was about a $9 million transaction to a debt fund. The other one, we were just about to sell off right before quarter-end and the owner of the property came to us and said he had an LOI to sell it. He was unaware that we were looking at selling the note. The LOI had hard money behind it, so we delayed the sale of that note and are allowing him to sell it himself. That deal should close here very soon. That represents the slight increase you saw in the criticized, we put that into a criticized bucket. I expect that to come off the books here within the next week to ten days.

So that early warning system Mike, because again, we went through real estate first, then we went to the C&I portfolio. We have identified a deal or two in C&I we'll manage out early. One of them has already been managed out of the bank at no loss. So that early warning system may cause us to push some credits out of the bank, and in time, perhaps slower loan growth, although we haven't seen that yet. I guess when we get to loan growth question, we'll cover that one. But the short answer to your question is that, that temporary bump in criticized or commercial real estate should be gone soon, and I expect those numbers to get better over the next quarter rather than worse.

Michael Rose
Okay, that's helpful. And then maybe just on the margin for Mays. You talked about increased sensitivity and the progress you’ve made on the deposit base. How should we think about the margin from here? Any sort of expectations and potentially what would future rate hikes do? And if you could just again give us an update on your deposit initiatives? Thanks.

Mays Davenport
Yeah, you know, the 393, it included a little bit of outsized deferred loan cost. In April, we had some payoffs with some fairly large-sized loans that accelerated those deferred loan fees that went into interest income, so that added about 3 basis points to NIM. So, I think that 390, 390-ish range for NIM is pretty good, what we think going forward. It did help a little bit from the June increase, but we'll continue to see help from that June rate increase through the rest of this quarter. But we still do continue to get pressure on deposits. I can tell you I'm getting more phone calls, more e-mails in the last month related to special pricing on deposits than I've ever had. So, while we've tried to keep the stated interest rates flat, we've had to increase those a little bit and then an increased demand for rate variances on the other accounts. So, I think there could be some headwinds from continued increase in deposit costs.

And then, the success we've had with DDAs, we may have a little bit of a slowdown on that in the third quarter. We’re going to be implementing our treasury management platform in Q3, and there may be a little bit of interruption, if you will, in that DDA growth for Q3. So, I think those two items may kind of keep a lid on where we think NIM will go at least in the third quarter. But going forward, you do see a 3 or 4 basis-point increase when we get our 25 basis-point fed fund increase. We are asset sensitive, and when the Q comes out, you'll see in the earnings risk analysis that we have gotten even more asset sensitive with some of the changes that we've made to our funding mix, specifically. So we will see benefits from the rate increases, they're just not substantial. We've always said we're not an increasing interest rate play and we're not, but we're going to see some benefit from those higher rates.

Michael Rose
Okay, thanks. Last one for me. So, balancing the puts and takes of the potentially higher funding costs, you know, expenses and continuing to reinvest in the business, maybe some headwinds in mortgage, should we think about the efficiency ratio being flattish over the next couple of quarters?

Mays Davenport
I see the absolute number for noninterest expense being pretty similar to what we've had in Q2. I think that's a pretty good run rate going through the rest of the year. Obviously, first quarter was impacted by some outsized salary and benefit costs. We had the $679,000 one-time bonus. We had payroll taxes that were much higher, those came down about $960,000 for the quarter. Lower 401k, because we matched on the bonus that came out in the first quarter. So, I think all of those things we expect to continue forward where they are for the rest of the year. The one item that I think could be a headwind to this level of expenses is our stock-based comp. Obviously, there was a drop in stock-based comp in Q2 because of where our stock price was at the end of June. And that's the one item, again, I'll take [technical difficulty]a higher expense there because our stock price is higher, but it's just something I can't put a number on. So, I think this run rate of expenses for the rest of the year is pretty good. So, as we continue to grow, hopefully, as we continue to increase our NIM you're going to see net interest income and increase, so I think we could see a little bit of improvement in efficiency ratio of the goal of trying to get it below 40%, [technical difficulty] no. Not for this year at least, but I do think we can continue to see an improvement in ratio for Q3. And in Q4, we may, you know, when you’ve got the seasonal decrease in the warehouse, we may see it tick back up a little bit in Q4.

Kevin Hanigan
Yeah Michael, on that front, one of the things we're really proud of is the efficiency ratio and the fact for two years in a row we've grown the franchise but with fewer FTEs for two years in a row. And I think we will do that for a third year in a row in 2019 as we rationalize more branches, and some of our digital offerings on both the consumer side and the treasury management side come in to effect here in the last few months of the year. Those things are just going to make us more efficient and will enable us to reduce our brick-and-mortar footprint as we go forward. So, I think, while we'll have some improvement in FTEs and again, run the company with fewer FTEs going forward, we're going to -- we're focused really on reducing brick-and-mortar costs. And that -- if it's not just the sheer number of branches, it's the size of the branch footprint. Rather than a 7,000-square foot branch, how do we skinny it down to a 2,500-square foot branch? So, we've got a lot -- we've spent a lot of money over the last two years on digital, and I think the payoffs from digital are going to be twofold; better client experience and lower overall expenses.

Michael Rose
Great. Thanks for all the color, guys.

Operator
Thank you. And the next question comes from Michael Young with SunTrust.

Michael Young
Hey, good morning.

Kevin Hanigan
Good morning, Michael.

Michael Young
Kevin, I was wondering if you could give us a little more color on kind of the charge-offs this quarter? Obviously, you identified a couple of credits for us last quarter that you saw some risk to, so I’m wondering how much came from that versus other places? And then, if there were any kind of adjustments to the provision methodology based on historical loss factors now that we should be expecting going forward?

Kevin Hanigan
No, the reason we got the charge-offs all done this quarter is so we could take those other factors into account, Michael. So, they are into account, into the provision number for this quarter. One of the things we didn't want to do is just impair them further and then when we ultimately charged them off, have to change those loss factors. All that's taken care off and baked into what we did this quarter. And we have de-risked the things we've been talking about. The last energy credit is gone. Now it was painfully gone, but it's gone. It's completely off the books. We took the opportunity to throw some more money at a couple of the healthcare deals. So, our healthcare portfolio, I think, is now down to three deals. One that's about $19.5 million, almost $20 million. And the other two have been written down -- charged off -- one's down to $2.5 million, and the other one's at $2.3 million. So, it was on those credits. Nothing new has popped up, and there were no new names added to the chart. When I say no new names added to the charge-off list, every quarter, we'll have $100,000 or $200,000 worth of consumer stuff that just gets off the rails. So, the only new stuff might have been a nit or a nat in that regard, but nothing new of a major perspective.

As I look at the remaining NPAs, they're just a whole lot more granular than they were before. We've got $6.3 million of NPAs in our consumer portfolio, and that's spread around among 78 notes, so it's less than $100,000 a ticket. On the commercial side, we've got about $9 million worth of NPAs, the largest one there is $4.9 million. The next one after that is $2.5 million, and the next one after that $1.3 million. So, it's a much more granular portfolio. In energy, we've got one. So the bad gas deal that we talked about is gone. The remaining one is a $1.3 million credit that we're working our way through. But that one is not -- doesn't look very painful to us. And then in CRE, we've got a total of five notes, it's about $5 million of, spread amongst five notes. So again, it's a much more granular look and feel to what's remaining in the NPA bucket. And the good news is, not to say it again, but I like saying it, we're in the top decile for NPAs to loans and NPAs to total assets at this stage. So, we intend to remain a top-tier bank in that regard.

Michael Young
Okay. And you kind of mentioned in your earlier comment about maybe the growth profile shifting a little bit with the early warning system, and just some of the pain you've taken over the past couple of quarters. Just curious if you could provide an update on kind of what the outlook is there? And if there are specific food groups that you're going to be growing at a faster pace and others that should be growing more slowly, any color there would be great.

Kevin Hanigan
Yeah, look, let's kind of -- let's do this with math first, and then I'll give you my sense of where it ends up. So, the simple math was in Q1 we only grew $86 million. But as we said then, we elected to owe it, early exit and sell off about $65 million at par of energy SNCs. So, had we not -- and those were all pass credits. There were no problem credits in that list. Look, in Q1, had we not done that, we could have grown $151 million. In Q2, we grow $103 million and we chased off $84 million of energy SNCs, okay? Again, all pass credits but we just said we're getting out of the SNCs, and we had $40 million of charge-offs. So, we could have had that a $220-ish million net production month or quarter in Q2.

So, you balance those out and you say, hey, they might be doing like some $75 million a quarter. I would guide you more towards $125 million to $150 million as we continue to go through the portfolio with this early warning system. You can imagine, out of our embarrassment for some of the things that have happened on the credit front, we're being pretty diligent about if something's off the rails, we are probably more inclined to manage out of the bank early as opposed to kind of let's wait and see. So, the impacts of that we won't really know until we're totally through that process. But it won't be additive to loan growth, right? I just don't -- I think we're more likely to manage some things out of here early just to keep our credit profile where it is. $125 million to $150 million, I think is a good number to think about as a growth per quarter company going forward and until further notice.

The better news, right, we're about done with the energy SNC shrinking. There's three of them left. It doesn't total a whole lot of money. Two of them we will probably stay in, one of them is $100 million SNC, so it barely qualifies. The other one is $108 million total SNC, so it barely qualifies. The third one is a $300 million facility and we have about $19 million in that one. That's the last one we'll probably opt out of when it comes up for renewal early next year. But I think if you just think what's happened to that energy portfolio, it shrunk a little bit in the last two quarters despite chasing off $145 million worth of SNCs. So, it tells you that there's been some pretty nice energy production to hold those numbers where they've been at. So, we're seeing some really good activity in the energy book.

Michael Young
Okay. Thanks, Kevin.

Operator
Thank you. And the next question comes from Brady Gailey with KBW.

Brady Gailey
Hey, good morning guys.

Kevin Hanigan
Good morning, Brady. How are you?

Brady Gailey
Good. So, I think I heard Mays say that you all have not officially changed the -- your stated rates for deposits, it's been more of a one-off. And your beta has been low, but deposit balances were down a little bit this quarter. I was just wondering how do you think about when is the right time to officially change your stated deposit rates and get a little more aggressive in increasing deposit rates to help drive deposit growth?

Kevin Hanigan
Yeah, I'll give you the big picture on what we're doing there and let Mays get a little more granular, Brady. While we've been getting out of SNCs on the asset side of the balance sheet, and that's hurt some loan growth, the thing we've gotten out of our liability side is these high beta -- 100% beta financial institution deposits. We've taken that -- it was a little over a $500 million category at the start of the year, that's now $100 million or less. So, we have elected to chase off about $400 million worth of deposits with the intention of replacing them with noninterest-bearing demand and money market. Now we haven't set the dial right to replace all $400 million of that. We will in time. And in setting that dial, we've obviously set it too low, because we haven't generated near enough to offset the $400 million on the money market side. We've been doing it one-off wise. We're probably going to have to get a little more aggressive on deposit pricing to replace the remainder of that $400 million. And Mays and the team are working through several scenarios on doing that. It may take a couple of quarters, but the science of this is not perfect. I wish I could just twinkle my nose and run off $400 million of high-beta deposits and bring in low-beta deposits. It's our intention to do just that. It's going to take a couple of quarters to get it dialed in right without overpaying, if you will, to get it done.

Mays Davenport
Yeah, and Brady, it's just a lot easier to fund the bank when you've got $100 million of growth versus $200 million plus. So, it does -- the incremental dollar -- deposit dollar that costs us the most. So, when we're not growing at the level that we have been growing, it's a lot easier to manage that deposit beta. I hope I didn't say we haven't increased any stated rates. I tried to say that we have increased a few. We do have a rate committee that meets on a monthly basis, reviews rates every week. One of the members of that is our guy that runs our retail locations and he's got the pulse on the branches to know kind of what we have to do. So, we have increased selectively some of those stated rates where we felt we were much lower than our competition. And so, we've done that, and we will continue to look at that. I think as I mentioned also in the first call, we've done some CD specials to - you know, you always want to have the branches to have a tool in their arsenal if somebody comes in wanting a higher rate. So, what we did is if we're going to pay you a higher rate, we're going to want to lock it up for a longer period of time. So, we used some CD specials in the first and second quarter to extend the portfolio just a little bit.

But I don't see us doing anything all of a sudden, we have one rate committee and we're going to go -- we're going to increase all of our stated rates, that's just not what we're doing. We do take a look at the attrition in those accounts and one of the benefits of being a former credit union and a community bank is we have about 100,000 personal accounts sitting out there that are very sticky and are not likely to move. And to the extent we can keep those rates lower, we're going to do that, and like I said, we look at it every week and have the rate committee meet once a month.

Kevin Hanigan
Yeah, I think, beta -- we've been fortunate on the beta side, I think they're going to go up. There's more pressure than there's been in the past for the industry, and especially in towns like ours where you got a lot of high loan-to-deposit ratio banks. I think betas are going to have to move up. We're seeing pressure for that to be done. We hope to cross some of that funding cost by the continued growth of our DDA. And if we can continue to fund 30%, 40%, 50% of our loan growth with noninterest-bearing deposits and the remainder with higher cost deposits, it still speaks well to the NIM of the company.

Mays Davenport
Yeah, I manage the NIM. So, while we did have some deposit drop, I told the board I want to stay at less than 100% loan-to-deposit ratio. So, I manage the funding side to maximize NIM and spreads. So, whatever I have to do to do that, and being below 100% loan to deposit, if you exclude the warehouse, gives me some flexibility to let the $400 million of correspondent deposits go out. Even though we had a $73 million or a drop in deposits, I felt okay with that. We stayed below 100% and we were able to improve the NIM.

Brady Gailey
All right. And then -- so Kevin, bigger picture, you guys have seen some credit noise over the last couple of years and -- or last couple of quarters especially, and it feels like you're saying that that credit noise is behind you and that the NPAs that are left are very small. It's down to a very small bucket and it's pretty granular. Just bigger picture, how confident are you that the credit noise is really behind you?

Kevin Hanigan
Look I'm really confident the credit noise in healthcare and oil and gas are behind us, okay? There's very little left and a lot of that got behind us and that was the hardest thing. We told you all we were going to fix it and it was more costly than we thought it was going to be to fix it. The remainder of the portfolio has always been pretty good. Can something happen on any given quarter where somebody gets off plan and we've got to downgrade it? I've been in the business, I'm now in year 39. Hard for me to believe when I thought about that this morning. You always can see things happening. We don't see it happening. We think the early warning system is designed to prevent that from happening. Can I be 100% certain something can happen? No, I can't. I will never be 100% certain something can happen.

We're in the risk business. But I'm pretty confident we caught it all. I mean, we went around the table and I went around the lending floor, virtually to every office saying if you've got anything, I need to know about it right now. And this early warning system, we have been through a good chunk of the portfolio on the early warning system and I think we identified a few things to be managed out early. We got one of them managed out and the other two are -- or will be managed out here by the end of this month. So, I think the early warning system is going to help with that. I think we're doing all of the right things. For years, this Company has been in the top decile for NPAs to assets. We got off the rails, some health care and oil and gas, but I think it was really contained to those portfolios and I feel good. We had an executive management meeting on Monday, and we went around the table and we all felt -- we're more enthused about the prospects for the Company than we've been since we announced the Legacy acquisition, and that was in 2014. So, we're feeling pretty good about things.

Brady Gailey
All right, great. Thanks for the color.

Operator
Thank you. And the next question comes from Matt Olney with Stephens.

Matt Olney
Hey, thanks. Good morning guys.

Kevin Hanigan
Hey, good morning Matt.

Mays Davenport
Hey Matt.

Matt Olney
I want to go back to the credit discussion and specifically about your outlook on provision expense, especially in light of allowance levels being pretty healthy now. What kind of provision expense should we be expecting if you do achieve that loan growth guidance of $125 million to $150 million?

Kevin Hanigan
Well, you know, we typically put up about 1% for new loan originations. A little higher in some asset classes, like energy, still we're putting up higher numbers for energy because of loss factors in that portfolio. A little lower in others where we've had very low loss given default like commercial real estate and basically about 1% on C&I. So, $150 million worth of loans roughly gets you $1.5 million, and then you add for other things that may happen. What's a normal one? I don't -- we've never given guidance on provisioning. Today is not the day we're going to start. All I can say is we feel pretty good about it, and I think the estimates are likely to come in a whole lot better than they've been once we put up a couple of quarters for you all and prove to you that this is behind us. And we do understand we still have to prove it. We've done what we said we're going to do in terms of cleaning it up, now we've got to keep it clean, and I think we've got the systems and the processes and the mindset to do it. We've taken this seriously. I think we're going to stop talking about the earnings potential of this Company and deliver on the earnings of this Company.

Matt Olney
Okay. That's helpful. And then going back to the commercial real estate discussion. It looks like the overall balances declined sequentially in 2Q. And I appreciate that you sold one of those loans in 2Q because of that early warning system. Any other just general commentary what you're seeing on the CRE market? On the origination side? Pay down side? Any change in the competitive landscape?

Kevin Hanigan
Yes. I'd say it's more competitive even in that little frame of the space we play in. That doesn't mean we're going -- we're down a little bit because we had elevated payoff, they still had quite a few originations. But I did see a couple of things that would concern me a bit in the quarter. We play in this low LTV, nonrecourse, multi-tenant B and C space. And we usually -- if we lose, we lose to the life insurance company market or to the CMBS market, the other low LTV nonrecourse lenders. And when we get in trouble, we're able to sell those deals at par or very near par to a debt fund. And that's how we've gotten out of these things and that's how our loss given default in that business over 14 years cumulatively is probably 4 or 5 basis points.

When we lost two deals this quarter, and we rarely lose a deal because we offer that prepayment flexibility that you don't get with a life company in the CMBS market, but you have to pay a higher rate to do it. I can't remember the last time we lost a deal that we bid on. And what concerns me is we lost them to debt funds. The guys we sell our slipping CRE credits to, and there haven't been many of them, but over the last -- since I've been here we probably sold five or six of them, one or two a year. We just decide it's a good time to exit. We call a debt fund and they typically are happy to step into our 60% LTV position. Not only did we lose them, we lost them at lower pricing than we were offering by some 25 basis points, and we were probably quoting on those things

5.25. So, they came in at 5. But we lost them to much higher LTVs, 78% kind of LTVs versus our 60s. That doesn't work for us. If that's where the market goes, we're not going to chase that. Our credit standard there is we're a low LTV lender, that's how we have performed so well in that asset class. We're going to stay as a low LTV lender. We're keeping an eye on that, but that competitively concerns me a bit.

Matt Olney
Okay. That’s helpful, Kevin. Thank you.

Kevin Hanigan
You bet.

Operator
Thank you. And the next question comes from Gary Tenner with D.A. Davidson.

Gary Tenner
Thanks. Good morning, guys. I appreciate all the color on the asset quality front and the loan outlook. I just was hoping you could talk a little bit about the M&A environment. There's not been a ton of deals in Texas this year, obviously with the changes to DFAST and the regulatory outlook. You talked about repurposing some of your DFAST folks you brought on for this early warning system. But can you talk about how the changes change your view on the need for M&A? You talked about kind of going organically versus M&A, but does it change the trigger for you in terms of doing deals?

Kevin Hanigan
Yeah. Look, we have spent the first six months of the year really focused on DDA and cleaning up credit, and we haven't poked our head out. So, we haven't had a ton of M&A discussions, a few, and there's always -- the ones I was interested in before, I'm still interested in. I just wasn't interested in them as much when we're trading at a 1.5 to 2x earnings multiple discount to the market. We needed to restore our credibility and currency to be able to play there. We're still interested in M&A. I think there are lots of discussions going on, even though we may not be having them, about M&A in the marketplace. I do think the regulatory changes are going to spur an M&A cycle, and the number of banks is going to shrink. As we have always said, we're a buyer or a seller, depending upon which we think we make the most money on. So, we've got our targets that we would like to buy. We are trying to position the franchise to be the prettiest girl at the dance, whether we're a buyer or a seller. And I think we'll soon be a whole lot prettier, if not the prettiest girl at the dance.

Gary Tenner
Okay. Fair enough. Thank you very much.

Operator
Thank you. And once again, please press star (*) and then one (1) if you would like to ask a question. And the next question comes from Brett Rabatin with Piper Jaffray.

Brett Rabatin
Hey guys, good morning.

Kevin Hanigan
Good morning Brett.

Brett Rabatin
I wanted to go back to just the treasury management platform and just thinking about the potential there. You’ve got DDA at 25% of deposits. If we're just thinking about the potential for that over time, is there a goal to get that number to 30%, 35%? Or can you give us maybe some framework for how to think about the potential for that platform?

Kevin Hanigan
Yeah, and an update on the platform, it's going really well. We'll board our first -- we've got five clients who've raised their hands who said they'd like to be the first five and we're going to test it with those five. I think we start converting them the second week in August. That will be followed -- those five clients will be followed by about eight brand-new clients who are not depositors today that will become depositors will be next date we convert. And then the remainder of our deposit clients will be converted between the end of September, if you will, and December 15th. So we've got a schedule. I would caution you that I don't know that we'll board all eight of those brand-new clients, and that's probably some $20 million of DDA amongst those clients. I don't know if we'll get them all boarded in Q3, which is why Mays was cautious about DDA growth this quarter. We've just been holding people off with the system so close to going live.

The target we set at a board retreat last August was for us to get to 30%, and we set a two-and-a-half or three-year time frame to get there. I think we were starting at 22%, we quickly moved to 25%. We're way ahead of that schedule. But when we get to 30%, that won't be it. Then we'll set our sights at 35%. The good news is we're moving really well on this. We've changed incentives, we're going to deliver the system to our lending teams and deposit teams. I think we're going to continue to grow DDA, even in a tough market to grow DDA. And it's been a two-year process that we've been going through -- almost to prepare for this, and it's started to pay off. It's really -- it, more than anything, is driving our NIM. So that’s the target and we included that, if you look in our proxy, we included that as part of the executive bonus plan. So we added a metric and that's the metric we added to show everybody in the Company and outside of the Company how serious we are about growing noninterest-bearing.

Brett Rabatin
Okay. I appreciate the color there. And then, I guess I wasn't surprised to hear your commentary on the commercial real estate competitive landscape given a few things I've heard in the state. I guess the other thing I'm just curious about is what are you -- so I'm also hearing that maybe you're starting to get asked for no debt service tests and less covenants and that sort of thing. What are you doing in the commercial real estate arena as borrowers are being able to push back a little bit on some of the things that banks usually ask for in underwriting?

Kevin Hanigan
Yeah, we're not going to chase it. We do what we do in commercial real estate. We're a 60% LTV lender. If they want us to compete on rate, we might try some floating-rate deals instead of the fixed-rate deals we've got. But we're not -- if market is going to get a little wacky, and 78% nonrecourse financing, to me, is a little wacky. We're just not going to chase that. It's not -- that's not going to end well. I assure you, that doesn't end well for whoever does those things. Pain will come, it may -- all the money on the sidelines in this economy may keep things propped up for a period of time, but there'll be a price to be paid for letting that go. On the question of covenant-light, I've got a history of what I do on covenant-light going back to the 2006 period, maybe 2005-2006 is the last time covenant-light entered the market. We don't do covenant-light deals, never will. I shut down our -- back then, it was a BBB kind of leverage loan market business, I called the three guys together who did it and said we're out of business. You're not fired, we're just going to wait for this to pass and it passes. It usually passes with some pain. Despite early warning systems, covenants are still important because they are a trigger to force things to happen if you can't otherwise make them happen. So, this bank will never participate in covenant-light. We'll grow slower if that's where the market wants to go.

Brett Rabatin
Okay. And then maybe just one last one on the mortgage warehouse. You know, the rate was up nicely linked quarter, and rates are obviously higher. I'm just curious, I've heard a few new entrants have showed up on the warehouse side and mostly looking for escrow. I'm just curious what your outlook is on the mortgage warehouse from here?

Kevin Hanigan
Yeah. Look, ended up June really strong like we thought it would. July has remained stronger than we thought it would through today, which is usually when we start seeing -- or through yesterday, which is usually when we start seeing a dip. It's -- our balances have actually grown for the first couple of weeks of this month. So, I expect July and August to be really good. I expect September to level off just a little bit and the fourth quarter to look may be more like the first quarter or the second quarter. If not the first quarter, between the first and second quarter. It's going to dip back down. Fourth quarter spikes in the past were largely driven by refi, and as I look at our production in Q2, it was 79% purchase and 21% refi. So, refi continues to shrink as a percentage of the overall market.

So, I think, really good Q3 for us, which is typically the case. Slightly down in Q4 and Q1 and then rebounds again in Q2 and Q3. Price pressure is out there. Those who have big escrow deposits and mortgage servicing rights to go with those and the people who finance mortgage servicing rights are the beneficiaries of those big escrow deposits. Companies are leaning on those banks to give them credit for those deposits. And the way -- you can't give them credit for deposits through to the deposits, they don't own the deposit. What you do is you lower their rate on their warehouse line. So, we're seeing some really low pricing. We've had to switch out a couple of names in our portfolio. It still remains at about 45 names, but we have let a client or two go because pricing has gotten too low and/or they wouldn't deliver demand deposits to it to help offset our request for pricing decrease. But our history there is if it gets low enough, we just look for different clients who are willing to pay us a little bit more, which generally means you're going to take on a slightly smaller client that doesn't have six or seven banks chasing them.

Brett Rabatin
Okay, great. Appreciate the color.

Kevin Hanigan
You bet.

Operator
Thank you. And the next question is a follow-up from Michael Young with SunTrust.

Michael Young
Hey,

Kevin Hanigan
Double dipping!

Michael Young
Well, it's pretty minute. Hopefully you can address it real quick, or maybe Mays. But just on the service charges line item, you've typically seen a little more of a seasonal bump for the mortgage warehouse fees coming in 2Q. Anything, any change there that we should expect going forward?

Mays Davenport
No. I think that should be pretty similar. I don't see anything major. Again, with growing DDAs bringing in more of these treasury management clients that will have treasury management fees so that the extent they don't keep balances to offset that, though we did bring in one significant client, might have been in the first quarter or beginning of second that was contributing about $50,000 a month to noninterest bearing -- I'm sorry, to service charges. So, as we continue to bring in those treasury management clients, I think we will see some improvement in that service charge line.

Kevin Hanigan
Yeah, and I think this new system is both going to drive fees and higher levels of DDA. It's -- we can't wait to go live with it. It's been now 10 months in the waiting and it's about ready to go live and we're all excited about it.

Michael Young
Okay. Thank you.

Operator
Thank you. And as there is nothing else at the present time, I would like to return the conference call to Kevin Hanigan for any closing comments.

CONCLUSION

Kevin Hanigan
Great. I don't normally make any, but let me wrap up with this. We started this year off saying we'd be focused on cleaning up credit and growing demand deposits. And we continue to grow our demand deposits, I think we will continue to grow our demand deposits, and that remains a focus for the Company. Credit is cleaned up. As I said before, we're now in the top decile of the industry on NPAs. We remain at the top 20% in the industry on NIM and efficiency ratios. So top 10% on NPAs to assets, top 20% or slightly better than that on NIM and efficiency ratio. You all well know where those 3 stats go, so goes ROE -- ROA and ROE. So, I expect improvements in those to follow and follow sooner rather than later. And I really do think we're going to move beyond this talking about the earnings potential of the Company, which has been hidden, especially post-tax reform, with the credit clean-up of Q1 and Q2. I think we're now on the verge where we won't be talking about potential anymore; we're going to talking about how good the earnings of this Company can be without credit issues. And we look forward to our next call with you all. So, with that, I will see you as we're on the road in Q3, and thank you all for participating in the call.

Operator
Thank you. The conference has now concluded. Thank you for attending today's presentation. You may now disconnect your lines.